UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): September 25, 2003

IMCO Recycling Inc.

(Exact name of registrant as specified in charter)

DELAWARE	1-7170	75-2008280
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5215 NORTH O’CONNOR BLVD., SUITE 1500 CENTRAL TOWER AT WILLIAMS SQUARE IRVING, TEXAS	75039
(Address of Principal Executive Offices)	(Zip Code)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (972) 401-7200

ITEM 5. OTHER EVENTS.

On September 25, 2003, IMCO Recycling Inc. issued a press release pursuant to Rule 135c under the Securities Act of 1933, as amended, announcing a proposed unregistered offering of approximately $200 million principal amount of senior secured notes due 2010 by means of a private placement. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

The information contained in this Current Report on Form 8-K, including the exhibit hereto, is neither an offer to sell nor a solicitation of an offer to purchase any of the securities to be offered. The securities to be offered will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

99.1 Press Release of IMCO Recycling Inc. dated September 25, 2003

ITEM 9. REGULATION FD DISCLOSURE.

A. INTRODUCTION

IMCO Recycling Inc. is proposing a private offering of approximately $200 million principal amount of senior secured notes due 2010 which, along with borrowings under a proposed new senior secured credit facility, will be used principally to repay outstanding indebtedness under our existing domestic senior credit facility and certain indebtedness of our foreign subsidiaries, and to repurchase the trade receivables we previously sold under our receivables sale facility and terminate that facility. The notes will be secured by first-priority liens, subject to permitted liens, on substantially all of the real property, fixtures and equipment relating to our domestic operating plants.

As used herein, references to “IMCO,” “Company,” “we,” “us,” and “our” refer to IMCO Recycling Inc. and its subsidiaries as a combined entity, unless otherwise noted, and “VAW-IMCO” refers to VAW-IMCO Guss und Recycling GmbH, whose financial condition and results of operations were consolidated with ours effective March 1, 2003.

Any statements in this Current Report that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “anticipate” and other expressions that indicate future events and trends identify forward-looking statements. While we always intend to express our best judgment when we make statements about what we believe will occur in the future, and although we base these statements on assumptions that we believe to be reasonable when made, these forward-looking statements are not a guarantee of performance, and undue reliance should not be placed on such statements. Forward-looking statements are subject to many uncertainties and other variable circumstances, many of which are outside of our control, that could cause our actual results and experience to differ materially from those we thought would occur.

The following listing represents some, but not necessarily all, of the factors that may cause actual results to differ from those anticipated or predicted:

•	future sources of financing for our operations and our capital spending and expansion plans;

•	timing of any improvements in the current economic and business conditions affecting our aluminum and zinc segments;

•	future effects of our cost reduction program;

•	trends for domestic aluminum can production and the domestic aluminum can recycling rate;

•	future levels of capacity utilization at our plants;

•	our ability to grow our domestic and foreign business through expansion, acquisition or partnering;

•	future automobile production growth and the increased use of aluminum in automobiles in North America and Europe;

•	the extent to which primary aluminum producers engage in their own recycling activities;

•	effects of our future metals purchasing and risk management activities;

•	the outcome of and liabilities resulting from claims, investigations or proceedings against us;

•	access to adequate future energy supplies at advantageous rates;

•	changes in the anticipated timing of landfill closures and the related costs of closure;

•	anticipated benefits from new technologies, including environmental controls;

•	the effects of production shutdowns, provisional suspensions of operations and strikes and work stoppages at our plants or our customers’ facilities;

•	whether any Horsehead Industries asset acquisition will be accomplished;

•	uncertainties in the U.S. and worldwide economies;

•	the price of and the supply and demand for aluminum and zinc (and their derivatives) in world markets;

•	our ability to execute our international expansion plans;

•	fluctuations in demand from the automotive, construction and packaging markets that we serve, which are subject to cyclical pressures;

•	the availability of aluminum and zinc scrap at advantageous prices;

•	the financial condition of our customers and suppliers;

•	industry production capacity exceeding the demand for aluminum specification alloy products and aluminum recycling services;

•	our ability to successfully hedge against energy and metals price fluctuations;

•	pricing pressures from foreign and domestic competitors;

•	the mix of product sales business as opposed to tolling business;

•	the effects of environmental and other governmental regulations;

•	the effects of currency exchange rate and interest rate fluctuations; and

•	future levels and timing of our capital expenditures.

The forward-looking statements included above are made only as of the date hereof. We do not undertake, and specifically decline any obligation to, update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

B. LIMITATION ON INCORPORATION BY REFERENCE

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 9 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

C. SUPPLEMENTAL INFORMATION

Risk Factors

If we fail to implement our business strategy, our financial condition and results of operations could be materially and adversely affected.

Our future financial performance and success are dependent in large part upon our ability to successfully implement our business strategy. We cannot assure you that we will be able to successfully implement our business strategy or be able to improve our operating results. In particular, we cannot assure you that we will be able to increase capacity utilization of our aluminum and zinc recycling plants, continue to pursue a disciplined growth strategy, leverage existing customer relationships to drive international expansion, capitalize on the increasing use of aluminum in the transportation market, increase productivity and reduce costs, minimize commodity price risks and maintain environmental efficiencies.

Furthermore, we cannot assure you that we will be successful in our growth efforts or that we will be able to effectively manage expanded or acquired operations. Our ability to achieve our expansion and acquisition objectives and to effectively manage our growth depends on a number of factors, including:

•	our ability to identify appropriate acquisition targets and to negotiate acceptable terms for their acquisition;

•	our ability to integrate new businesses into our operations; and

•	the availability of capital on acceptable terms.

We may, from time to time, evaluate the acquisition of assets or operations that complement our existing businesses. We cannot estimate what impact, if any, our acquisition of these assets or operations may have on our business. See “Horsehead Industries Matter” below.

Our business strategy may require additional funding which may be provided in the form of additional debt, equity financing or a combination thereof. We cannot assure you that we will be permitted under the terms of our indebtedness to obtain such financing.

Implementation of our business strategy could be affected by a number of factors beyond our control, such as increased competition, legal developments, general economic conditions or increased operating costs. Any failure to successfully implement our business strategy could materially and adversely affect our financial condition and results of operations. We may, in addition, decide to alter or discontinue certain aspects of our business strategy at any time.

The cyclical nature of the metals recycling industry and of our customers’ industries could have a material adverse effect on our operating flexibility, financial condition and results of operations.

The metals industry in general is highly cyclical in nature. It tends to reflect and be amplified by general economic conditions, both domestically and abroad. Historically, in periods of recession or periods of minimal economic growth, the operations of metals companies have been adversely affected. We are particularly sensitive to trends in cyclical industries such as the automotive and construction industries. Automotive sales and production are seasonal and highly cyclical and depend on general economic conditions and other factors. For example, during recessions or periods of low growth, the automobile and construction industries typically experience major cutbacks in production, resulting in decreased demand for aluminum, zinc and steel. This leads to significant fluctuations in demand and pricing for our products and services. Because we generally have high fixed costs, our profitability is significantly affected by decreased processing volume; accordingly, reduced demand and pricing pressures will adversely affect our financial condition and results of operations.

We believe that longer-than-normal U.S. automotive production plant shutdowns and reduced production levels of several automotive manufacturers during the second half of 2003 may reduce the performance of our aluminum specialty alloys business for the second half of 2003. In addition, during recent periods, a number of our domestic aluminum processing facilities have been operating at reduced rates of plant utilization. In August 2003, we provisionally suspended operations at our Rockwood, Tennessee aluminum processing facility due to reduced demand for aluminum recycling services there. Economic downturns in the national and international economies or events having an adverse effect on the aluminum and zinc recycling industries in general, or on our markets in particular, could have a material adverse effect on our financial condition and results of operations.

We may encounter increases in the cost of raw materials and energy, which could have a material adverse effect on our financial condition and results of operations.

We require substantial amounts of raw materials and energy in our business, consisting principally of aluminum and zinc scrap and natural gas. Any substantial increases in their costs could adversely affect our financial condition and results of operations.

Metallics (aluminum and zinc scrap and dross) represent the largest component of our cost of sales. The availability and price of scrap depend on a number of factors outside our control, including general economic conditions, foreign demand for metallics and internal recycling activities by primary aluminum producers. Increased domestic and worldwide demand for aluminum and zinc scrap have had and will continue to have the effect of increasing the prices that we pay for these raw materials thereby increasing our cost of sales. We often cannot adjust the selling prices for our products to recover the increases in scrap prices. If scrap and dross prices were to increase significantly without a commensurate increase in the market value of the primary metals, our financial condition and results of operations would be adversely affected.

Natural gas costs represent the third largest component of our cost of sales (after labor costs). The price of natural gas can be particularly volatile. For instance, in the second quarter of 2003, NYMEX natural gas prices declined slightly after increasing by approximately 60% in the first quarter of 2003. We purchase the majority of our natural gas on a spot-market basis. As a result, our natural gas costs may fluctuate dramatically, and we may not be able to mitigate the effect of higher natural gas costs on our cost of sales. If natural gas prices remain at current levels or increase further, our financial condition and results of operations may be adversely affected.

Increased energy prices may also adversely affect our customers, which in turn affects demand for our services. For example, since 2001 we have experienced a sharp reduction in demand for our recycling services in the Pacific Northwest, because many domestic smelters located in that region have been forced to suspend or terminate their operations due to high energy costs.

Decreased outsourcing of aluminum recycling by the primary aluminum producers could have a material adverse effect on our financial condition and results of operations.

The primary aluminum producers, some of which are our largest customers, have generally elected in recent years to outsource the processing of their scrap and dross under tolling arrangements and focus their resources on other aspects of aluminum production. However, these producers are capable of processing their own scrap and dross and vary the amount of their internal recycling depending upon furnace availability, inventory levels, the price of aluminum, their own internal demand for metal and other factors. In particular, the primary producers have historically decreased their outsourcing in times of lower overall demand for aluminum. In addition, in some instances some of these producers have expanded their aluminum recycling capacity. Decreased outsourcing or increases in internal recycling capacity by primary producers could reduce demand for our recycling services and have a material adverse effect on our financial condition and results of operations. For instance, we have recently experienced decreased utilization rates at some of our operations and have provisionally suspended some of our operations due to increased internal recycling by a primary producer of aluminum.

A downturn in production in the automotive or light truck markets in the U.S. and Europe, or a decrease in the use of aluminum in those markets, could have a material adverse effect on our financial condition and results of operations.

The majority of our specialty alloys business serves the automotive and light truck markets. The volume of automotive and light truck production in North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, giving rise to fluctuations in demand for aluminum. Several automotive and light truck manufacturers have recently extended or plan to extend their seasonal shutdowns at certain of their manufacturing facilities, and have recently reduced production levels and announced that they intend to continue operating at reduced production levels during the second half of 2003, which could materially and adversely affect our business during this period. In addition, automotive and light truck production and sales can be affected by labor relations, regulatory requirements and trade agreements. Reductions in the rate of automobile or light truck production in the markets we serve, or in the level of aluminum used in automobile or light truck production, could have a material adverse effect on our financial condition and results of operations. Additionally, plant shutdowns, strikes and work stoppages at our automotive or light truck customers’ facilities may adversely affect our business.

Continuing decreases in the U.S. aluminum can recycling rate and a lack of growth in U.S. aluminum can production could have a material adverse effect on our financial condition and results of operations.

U.S. aluminum can recycling rates have decreased from approximately 62% in 1995 to approximately 54% in 2002. Continuing deterioration in the U.S. aluminum can recycling rate and a lack of growth in aluminum can production has slowed demand in recent years for our aluminum recycling services, which in turn has contributed to a decline in our percentage of tolling activities relative to our total volumes processed. If this trend continues, our capacity utilization will continue to decline and we will become increasingly exposed to asset write- downs and similar impairment charges. If capacity utilization is permanently impaired, we may be required to write down the net book value of some of our fixed assets. Furthermore, since much of our aluminum can recycling business is tolling business, a continued decline in the U.S. aluminum can recycling rate will have the effect of increasing our exposure to aluminum price fluctuations and our working capital requirements that will be required for our increased levels of product sales.

If we lost order volumes from any of our largest customers, our financial condition and results of operations could be materially and adversely affected.

Our business is exposed to risks related to customer concentration. In 2002, our 10 largest customers were responsible for 39% of our net revenues. General Motors was our largest customer in 2002, accounting for 11% of our consolidated revenues. A loss of order volumes from, or a loss of market share by, any major customer could materially and adversely affect our financial condition and results of operations. In addition, our increased emphasis on dedicated facilities and dedicated arrangements with customers carries the inherent risk of increased dependence on a single or few customers with respect to a particular facility of ours. In such cases, the loss of such a customer, or the reduction of that customer’s business with one or more of our facilities, could have a material adverse effect on our financial condition and results of operations, and any timely replacement of volumes could prove difficult. In addition, several of our customers have become involved in bankruptcy or insolvency proceedings and have defaulted on their obligations to us in recent years, which has adversely affected our financial condition and results of operations.

Depressed primary metals prices could have a material adverse effect on our financial condition and results of operations.

We purchase aluminum and zinc scrap and dross from our customers and on the open market for processing as part of our product sales business. We then sell recycled aluminum and zinc products to our customers based on a price which generally fluctuates with the market price of the primary metal. Accordingly, changes in the market price of primary aluminum and zinc impact the selling prices of our products. In particular, depressed prices adversely affect our business, particularly our zinc business, given our relatively high fixed costs and market differences between the price of scrap and the selling price of our products.

The market prices of aluminum and zinc are dependent upon supply and demand and a variety of factors over which we have little or no control, including:

•	U.S. and world economic conditions;

•	availability and relative pricing of metal substitutes;

•	labor costs;

•	energy prices;

•	environmental and conservation regulations;

•	seasonal factors and weather;

•	import and export restrictions; and

•	other factors.

In recent years, aluminum and zinc prices have remained depressed longer than expected relative to historical levels, which has adversely affected our results of operations. If the prices of aluminum and zinc do not improve, our financial condition and results of operations could be adversely affected.

We may not be able to compete successfully in the markets we serve, which could reduce our market share and have a material adverse effect on our selling prices and sales volumes.

The aluminum and zinc markets are highly competitive. The global aluminum recycling market is highly fragmented and characterized by smaller, regional operators. The principal factors of competition in our aluminum business include price, metal recovery rates, proximity to customers, molten metal delivery capability, environmental and safety regulatory compliance and types of services offered. The U.S. zinc recycling market is concentrated among a small number of competitors. The principal factors of competition in our zinc business are price, customer service and high product quality. We may not be able to compete successfully with respect to any of the foregoing factors.

Additional competition could result in lost market share or reduced prices, either of which could have a material adverse effect on our financial condition and results of operations. In addition, because we do not have long-term arrangements with many of our customers, these competitive factors could cause our customers to shift to other suppliers quickly.

A growing portion of our sales has been derived from our international operations, which exposes us to certain risks inherent in doing business abroad.

We currently have operations in countries outside the United States and in emerging markets, including Mexico and Brazil, and we plan to continue to expand our international operations. Our foreign operations are generally subject to risks, including:

•	changes in U.S. and foreign governmental regulations, trade restrictions and laws, including tax laws and regulations;

•	foreign currency exchange rate fluctuations;

•	tariffs and other trade barriers;

•	the potential for nationalization of enterprises;

•	interest rate fluctuations;

•	inflation;

•	currency restrictions and limitations on repatriation of profits;

•	divergent environmental laws and regulations; and

•	political, economic and social instability.

The occurrence of any of these events could have a material adverse effect on our financial condition and results of operations.

The financial condition and results of operations of some of our operating entities are reported in foreign currencies and then translated into U.S. dollars at the applicable exchange rate for inclusion in our consolidated financial statements. As a result, generally speaking, appreciation of the U.S. dollar against these foreign currencies will have a negative impact on our reported revenues and operating profit while depreciation of the U.S. dollar against these foreign currencies will have a positive effect on reported revenues and operating profit. For example, our German and Brazilian operations were positively impacted during the first half of 2003 due to the strengthening of the Euro and Brazilian Real against the U.S. dollar. We have not generally sought to mitigate this translation effect through the use of derivative financial instruments.

The cost of compliance with and liabilities under environmental, health and safety laws could materially and adversely affect our financial condition and results of operations.

Our operations are subject to numerous federal, state, local and foreign environmental requirements, which govern, among other things, the discharge of hazardous materials into the air and water, the handling, storage, and disposal of hazardous materials and the remediation of contaminated sites. Compliance with environmental requirements is a major aspect of our operations. At present, the majority of our environmental compliance expenditures are directed toward controlling air emissions from all of our operations and managing and disposing of salt cake from our aluminum recycling. Changes in environmental requirements could materially increase our costs. For example, if salt cake were to become classified as a hazardous waste in the United States, our costs to manage and dispose of it would increase. Our operations also require environmental permits and approvals from governmental authorities, and any of these permits and approvals are subject to denial, revocation, or modification under various circumstances. Failure to obtain or comply with these permits and approvals, or with other environmental requirements, may subject us to civil or criminal enforcement proceedings that can lead to fines and penalties against us, orders requiring us to take certain actions, and temporary or permanent shutdown of our affected operations. We have implemented practices and procedures at our operating facilities that are intended to promote compliance with environmental laws and regulations. However, we cannot assure you that we are at all times in compliance with all environmental requirements.

Because we generate waste materials in our operations, and because we and businesses and operations we have acquired have done so in the past (in some cases for many years), we may be subject to material liability arising out of conditions caused by these materials. Such liability can include the cost of investigating and cleaning up these materials, fines and penalties sought by environmental authorities, and damages arising out of personal injury, contaminated property, and other toxic tort claims, as well as lost or impaired natural resources. Certain environmental laws impose joint and several liability for some of these types of damage, meaning that a person can be held liable for all damages even though others were also involved in causing them. Certain environmental laws also impose liability for some of these types of damages regardless of whether the person causing the damages did so through any unlawful conduct or other fault. We do not carry environmental impairment liability insurance because we consider that insurance to be expensive relative to the coverage provided.

We are also subject to various federal, state, local and foreign requirements concerning safety and health conditions in our manufacturing facilities. Those requirements may also subject us to material financial penalties or liabilities for noncompliance, as well as potential business disruption if any of our facilities or a portion of any facility is required to be temporarily closed as a result of any violation of those requirements. Any such financial liability or business disruption could have a material adverse effect on our financial condition and results of operations.

We spend substantial capital and operating sums on an ongoing basis to comply with environmental requirements. In addition, we are currently involved in certain investigations and actions in connection with environmental compliance and prior disposals of solid waste, including a claim related to a site in Illinois for which the Illinois Environmental Protection Agency has asserted that two of our zinc subsidiaries, which sent zinc oxide in the past to the site for processing and resale, are among the entities potentially responsible for the site-cleanup. Estimating future environmental compliance and remediation costs and other environmental liabilities is imprecise due to the continuing evolution of environmental requirements and uncertainties about their application to our operations, the availability and applicability of technology and the allocation of costs among responsible parties. New environmental requirements, enforcement policies or legal proceedings, an environmental incident at one of our properties or operations, or the discovery of an additional environmental condition or new information about existing conditions, could all have a material adverse effect on our financial condition and results of operations.

Our business requires substantial capital investments, maintenance expenditures and contractual commitments that we may be unable to fulfill.

Our operations are capital intensive. Our total capital expenditures were $19.3 million for 2002. We spent $7.7 million during the six months ended June 30, 2003 on capital expenditures and expect to spend approximately $10.9 million during the remainder of 2003. We expect to spend approximately $22.6 million on capital expenditures during 2004. Our business also requires substantial expenditures for routine maintenance and non-capital environmental expenditures.

As of June 30, 2003, in addition to our debt obligations, we had contractual obligations of approximately $175.4 million payable over time as described under “Contractual Obligations” below. As of June 30, 2003, we had contingent obligations outstanding consisting of indemnity obligations under surety bonds and letters of credit being used for financial assurance purposes, totaling approximately $7.6 million. Additionally, domestic and foreign environmental requirements may impose liability for costs of investigation and clean-up, regardless of fault or the legality of the original disposal. Clean-up costs could be substantial and could have a material adverse effect on our financial condition and results of operations.

Our business may not generate sufficient operating cash flow and our external financing sources may not be available in an amount sufficient to enable us to make anticipated capital expenditures, service or refinance our indebtedness or fund other liquidity needs. If we are unable to make upgrades or purchase new plant and equipment, our financial condition and results of operations could be materially and adversely affected.

We may have to take a charge to earnings if our goodwill or asset values are impaired.

We are required to test our goodwill for impairment at least annually. The difference between the book value of an asset and its market value may indicate that an impairment exists. We expect to test our goodwill for impairment during the quarter ending December 31, 2003, and may be required to write down a portion of our $67.8 million of goodwill as of June 30, 2003 if it is determined that an impairment exists.

In addition, our landfill assets are subject to charges for asset retirement obligations, which are adjusted over time to recognize the current fair market value of the obligations. We are also subject to charges for impairment or disposal of certain of our long-lived assets and facilities. For instance, over the past three years, we have closed two aluminum recycling facilities and one zinc recycling facility, provisionally suspended operations at two aluminum recycling facilities and reduced the number of furnaces we operate at other domestic facilities. Continued under-utilization at our domestic aluminum facilities could result in write-downs and impairment charges. In addition, the carrying value of certain of our properties and assets held for sale could be reduced in the future to their estimated fair values less costs to sell, resulting in additional asset impairment charges at that time.

We do not have long-term contractual arrangements with a substantial number of our customers and we may be adversely affected if our customers switch suppliers.

A substantial number of our customers do not have a long-term contractual arrangement with us. These customers purchase products and services from us on a purchase order basis and can cease doing business with us at any time and for any reason. We cannot assure you that these customers will continue to purchase our products and services. The loss of these customers or a significant reduction in their purchase orders could reduce our market share and have a material adverse effect on our sales volume and our business.

We could experience labor disputes that could disrupt our business.

Approximately 13% of our domestic employees and 53% of our foreign employees are represented by unions or equivalent bodies and are covered by collective bargaining or similar agreements which are subject to periodic renegotiation. A facility that provisionally suspended operations in August 2003 has unionized employees represented by a collective bargaining agreement that expires in September 2003. Another facility had a collective bargaining agreement that expired in August 2003, but has been extended for 60 days. We currently intend to renegotiate these agreements on terms satisfactory to us.

Although we believe that we will successfully negotiate new collective bargaining agreements when our other agreements expire, these negotiations:

•	may not prove successful;

•	may result in a significant increase in the cost of labor; or

•	may break down and result in the disruption of our operations.

We can give no assurance that such labor negotiations will conclude successfully or that any work stoppage or labor disturbances will not occur. Any such work stoppages or labor disturbances may have a material adverse effect on our financial condition and results of operations.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our new senior credit facility will be at variable rates of interest and will expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase and our net income would decrease. In addition, we may consider entering into fixed-to-floating interest rate swaps with respect to a portion of our other indebtedness. Such a transaction would increase our variable rate debt.

The loss of certain members of our senior management could have a material adverse effect on our financial condition and results of operations.

Our success depends, in part, on the efforts of our senior management and other key employees. These individuals possess sales, marketing, engineering, manufacturing, financial and administrative skills that are critical to the operation of our business. If we lose or suffer an extended interruption in the services of one or more of our senior officers, our financial condition and results of operations may be adversely affected. Moreover, the market for qualified individuals may be highly competitive and we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management or other key employees, should the need arise.

Our significant debt obligations could limit our flexibility in managing our business and expose us to certain risks.

We are currently highly leveraged. In addition, we may be permitted under our indebtedness to incur additional debt, subject to certain limitations. Our high degree of leverage may have important consequences, including the following:

•	we may have difficulty satisfying our obligations under our indebtedness and, if we fail to comply with these requirements, an event of default could result;

•	we may be required to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general corporate activities;

•	covenants relating to our debt may limit our ability to obtain additional financing for working capital, capital expenditures and other general corporate activities;

•	covenants relating to our debt may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	we may be more vulnerable to the impact of economic downturns and adverse developments in our business; and

•	we may be placed at a competitive disadvantage against any less leveraged competitors.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, and results of operations.

We may not be able to generate sufficient cash flows to meet our debt service obligations.

Our ability to make scheduled payments on, or to refinance our obligations with respect to our indebtedness, will depend on our financial and operating performance, which in turn will be affected by general economic conditions and by financial, competitive, regulatory and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of capital will be available to us (whether under our new senior credit facility or otherwise) in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs.

If we are unable to generate sufficient cash flow to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds that may be realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms, would materially and adversely affect our financial condition and results of operations.

Unaudited Pro Forma Financial and Other Data

The following pro forma condensed consolidated unaudited statement of operations data have been derived from our historical consolidated financial statements and VAW-IMCO’s historical financial statements for the year ended December 31, 2002 and our unaudited consolidated interim financial statements, as adjusted to give effect to the consolidation of the results of operations of VAW-IMCO with ours. In March 2003, we entered into an agreement with Hydro Aluminum Deutschland GmbH (Hydro) and our then 50%-owned joint venture, VAW-IMCO, finalizing the terms and conditions by which VAW-IMCO would redeem its shares owned by Hydro. As a result, we currently have voting control of VAW-IMCO, and, effective March 1, 2003, the financial condition and results of operations of VAW-IMCO were consolidated with ours. The pro forma condensed consolidated unaudited statements of operations for the twelve months ended June 30, 2003, the six months ended June 30, 2003 and the year ended December 31, 2002 give effect to this consolidation as if it had occurred on July 1, 2002, January 1, 2003 and January 1, 2002, respectively.

The pro forma condensed consolidated unaudited statement of operations data presented below have been prepared based upon currently available information and assumptions deemed appropriate by management. These data are for informational purposes only and are not necessarily indicative of either the financial condition or the results of operations that would have been achieved had the VAW-IMCO consolidation for which we are giving pro forma effect actually occurred on the dates referred to above, nor are such pro forma data necessarily indicative of the results of future operations, because such data are based on estimates of financial effects that may prove to be inaccurate over time. Furthermore, the purchase price allocation applicable to the redemption transaction may be subject to adjustment pending its finalization.

IMCO Recycling Inc. and Subsidiaries

Pro forma condensed consolidated unaudited

statement of operations

for the twelve months ended June 30, 2003

(Dollars in thousands)	IMCO historical	VAW-IMCO historical	Pro forma adjustments		Pro forma
Revenues	$782,567	$173,396	$—		$955,963
Cost of sales	729,637	156,899	2,616	(1)	889,152

Gross profits	52,930	16,497	(2,616)		66,811
Selling, general and administrative expense	30,521	5,265	(2,616	)(1)	33,170
Fees on receivables sale	1,428	—	—		1,428
Interest expense	11,025	1,585	588	(2)	13,198
Interest and other income	(53)	2,185	—		2,132
Equity in earnings of affiliates	(2,670)	—	2,342	(3)	(328)

Earnings (loss) before provision for (benefit from) income taxes and minority interests	12,679	7,462	(2,930)		17,211
Provision for (benefit from) income taxes	4,353	3,040	(218	)(4)	7,175

Earnings (loss) before minority interests	8,326	4,422	(2,712)		10,036
Minority interests, net of provision for income taxes	593	—	—		593

Net earnings (loss) before cumulative effect of accounting change	$7,733	$4,422	$(2,712)		$9,443

See the accompanying Notes to pro forma condensed consolidated unaudited financial statements.

IMCO Recycling Inc. and Subsidiaries

Pro forma condensed consolidated unaudited

statement of operations

for the six months ended June 30, 2003

(Dollars in thousands)	IMCO historical	VAW-IMCO historical	Pro forma adjustments		Pro forma
Revenues	$433,809	$51,445	$—		$485,254
Cost of sales	404,789	45,500	—		450,289

Gross profits	29,020	5,945	—		34,965
Selling, general and administrative expense	16,731	1,706	—		18,437
Fees on receivables sale	581	—	—		581
Interest expense	6,053	543	147	(2)	6,743
Interest and other income	22	1,359	—		1,381
Equity in earnings of affiliates	(911)	—	734	(3)	(177)

Earnings (loss) before provision for (benefit from) income taxes and minority interests	6,544	2,337	(881)		8,000
Provision for (benefit from) income taxes	2,493	868	(54	)(4)	3,307

Earnings (loss) before minority interests	4,051	1,469	(827)		4,693
Minority interests, net of provision for income taxes	265	—	—		265

Net earnings (loss) before cumulative effect of accounting change	$3,786	$1,469	$(827)		$4,428

See the accompanying Notes to pro forma condensed consolidated unaudited financial statements.

IMCO Recycling Inc. and Subsidiaries

Pro forma condensed consolidated unaudited

statement of operations

for the year ended December 31, 2002

(Dollars in thousands)	IMCO historical	VAW-IMCO historical	Pro forma adjustments		Pro forma
Revenues	$687,168	$271,970	$—		$959,138
Cost of sales	640,696	248,899	5,231	(1)	894,826

Gross profits	46,472	23,071	(5,231)		64,312
Selling, general and administrative expense	26,549	15,433	(5,231	)(1)	36,751
Fees on receivables sale	1,698	—	—		1,698
Interest expense	9,727	1,812	882	(2)	12,421
Interest and other income	(367)	(2,234)	—		(2,601)
Equity in earnings of affiliates	(2,403)	—	2,181	(3)	(222)

Earnings (loss) before provision for (benefit from) income taxes and minority interests	11,268	8,060	(3,063)		16,265
Provision for (benefit from) income taxes	3,843	3,324	(327	)(4)	6,840

Earnings (loss) before minority interests	7,425	4,736	(2,736)		9,425
Minority interests, net of provision for income taxes	561	—	—		561

Net earnings (loss) before cumulative effect of accounting change	$6,864	$4,736	$(2,736)		$8,864

See the accompanying Notes to pro forma condensed consolidated unaudited financial statements.

IMCO Recycling Inc. and Subsidiaries

Notes to pro forma condensed consolidated unaudited

financial statements

(1)	To reclassify shipping costs recorded as selling, general and administrative expense in VAW-IMCO’s 2002 audited financial statements, that are classified by us as our cost of goods sold.

(2)	Interest expense on the VAW-IMCO redemption liability.

(3)	To eliminate the equity income attributable to our 50% equity interest in the net earnings of VAW-IMCO recorded for the respective periods.

(4)	Represents the tax effect of the additional interest expense for the VAW-IMCO redemption liability.

IMCO Recycling Inc. and Subsidiaries

Other pro forma operating and financial data

for the twelve months ended June 30, 2003

(Dollars in thousands)	IMCO historical	VAW-IMCO historical	Pro forma adjustments	Pro forma
Operating data (thousands of pounds):
Processing volume
Aluminum	2,499,711	439,367	—	2,939,078
Zinc	236,135	—	—	236,135

Total	2,735,846	439,367	—	3,175,213
Total consolidated capacity	3,630,000	400,000	—	4,030,000
Capacity utilization(1)	75%	110%	—	79%
Percent tolled	56%	37%	—	53%
Other financial data:
EBITDA(2)	$48,480	$12,454	$(2,342)	$58,592
EBITDA reconciliation:
Interest expense	11,025	1,585	588	13,198
Provision for (benefit from) income taxes	4,353	3,040	(218)	7,175
Depreciation and amortization	25,369	3,407	—	28,776

Net earnings (loss)	$7,733	$4,422	$(2,712)	$9,443

Depreciation and amortization				28,776
Provision for deferred income taxes				(61)
Equity in earnings of affiliates				(327)
Other non-cash charges				6,588
Net changes in working capital				2,647
Net cash from operating activities				$47,066

See the accompanying Notes to other pro forma operating and financial data.

IMCO Recycling Inc. and Subsidiaries

Other pro forma operating and financial data

for the six months ended June 30, 2003

(Dollars in thousands)	IMCO historical	VAW-IMCO historical	Pro forma adjustments	Pro forma
Operating data (thousands of pounds):
Processing volume
Aluminum	1,315,233	112,866	—	1,428,099
Zinc	116,194	—	—	116,194

Total	1,431,427	112,866	—	1,544,293
Total consolidated capacity	1,915,000	100,000	—	2,015,000
Capacity utilization(1)	75%	113%	—	77%
Percent tolled	54%	41%	—	53%
Other financial data:
EBITDA(2)	$25,623	$3,506	$(734)	$28,395
EBITDA reconciliation:
Interest expense	6,053	543	147	6,743
Provision for (benefit from) income taxes	2,493	868	(54)	3,307
Depreciation and amortization	13,291	626	—	13,917

Net earnings (loss)	$3,786	$1,469	$(827)	$4,428

Depreciation and amortization				13,917
Provision for deferred income taxes				725
Equity in earnings of affiliates				(177)
Other non-cash charges				2,518
Net changes in working capital				(13,638)
Net cash from operating activities				$7,773

See the accompanying Notes to other pro forma operating and financial data.

IMCO Recycling Inc. and Subsidiaries

Other pro forma operating and financial data

for the year ended December 31, 2002

(Dollars in thousands)	IMCO historical	VAW-IMCO historical	Pro forma adjustments	Pro forma
Operating data (thousands of pounds):
Processing volume
Aluminum	2,302,647	643,676	—	2,946,323
Zinc	233,372	—	—	233,372

Total	2,536,019	643,676	—	3,179,695
Total consolidated capacity	3,430,000	600,000	—	4,030,000
Capacity utilization(1)	74%	107%	—	79%
Percent tolled	59%	35%	—	54%
Other financial data:
EBITDA(2)	$44,080	$14,287	$(2,181)	$56,186
EBITDA reconciliation:
Interest expense	9,727	1,812	882	12,421
Provision for (benefit from) income taxes	3,843	3,324	(327)	6,840
Depreciation and amortization	23,646	4,415	—	28,061

Net earnings (loss)	$6,864	$4,736	$(2,736)	$8,864

Depreciation and amortization				28,061
Provision for deferred income taxes				(742)
Equity in earnings of affiliates				(222)
Other non-cash charges				5,832
Net changes in working capital				7,671
Net cash from operating activities				$49,464

See the accompanying Notes to other pro forma operating and financial data.

IMCO Recycling Inc. and Subsidiaries

Notes to other pro forma operating and financial data

(1)	Capacity utilization represents the ratio of total processing volume to total consolidated capacity.

(2)	EBITDA represents net earnings (loss), before interest expense, provision for (benefit from) income taxes, depreciation and amortization and cumulative effect of accounting change, net of tax benefit. EBITDA is a non-GAAP measure which is presented because we believe that it is a useful indicator of our ability to incur and service debt. We believe that, as a result of the consolidation of VAW-IMCO with our results, pro forma EBITDA provides a more comparable measure over the periods presented. EBITDA should not be construed as an alternative to net earnings (loss) or operating earnings (loss) as an indicator of our performance, or as an alternative to cash flow from operating activities, investing activities or financing activities as a measure of liquidity, in each case as such measure is determined in accordance with GAAP.

Contractual Obligations

We are obligated to make future payments under various contracts such as debt agreements, lease agreements and unconditional purchase obligations. The following table represents certain of our significant contractual cash obligations and other commercial commitments as of June 30, 2003.

	Cash payments due by period
(Dollars in thousands)	Total	Less than 1 year	2-3 years	4-5 years	After 5 years
Long-term debt obligations	$162,209	$105,618	$13,142	$29,047	$14,402
Brazilian loans	8,460	7,750	710	—	—
Operating lease obligations	7,789	2,829	3,696	1,128	136
Purchase obligations	144,500	15,699	128,801	—	—
Other long-term liabilities reflected on our balance sheet	23,087	—	—	1,039	22,048

Total	$346,045	$131,896	$146,349	$31,214	$36,586

Long-term debt obligations referred to in the table include $23,509,000 under loans outstanding owed by VAW-IMCO and do not include $56,300,000 in receivables sold under our receivables sale facility as of June 30, 2003. Operating lease obligations are payment obligations under leases classified as operating leases. Most leases are primarily for items used in our manufacturing processes. Purchase obligations represent agreements to purchase goods or services that are enforceable and legally binding on us, and that specify all significant terms (including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transactions). Purchase obligation amounts are based on metals prices as of June 30, 2003. The “Other long-term liabilities reflected on our balance sheet” amounts consist mostly of landfill closure obligations and foreign pension accruals. The timing of these obligations is based on our management’s estimates.

Horsehead Industries Matter

In light of current industry conditions, we have explored alternative strategies to maximize the value and efficiencies regarding our zinc business. These alternatives have included potential expansion of this business by acquisition, acquisition of joint venture interests, contribution of assets to a joint venture, sales of an equity interest in and divestitures of our assets in our zinc business. While there can be no assurance that we will pursue, or be successful in pursuing, any of these strategies, we expect that we will continue to evaluate opportunities available to us in the zinc industry.

On July 30, 2003, one of our wholly-owned subsidiaries submitted an offer to acquire certain zinc production facilities and related assets from Horsehead Industries, Inc. and certain of its affiliated companies, which are currently operating under protection of the U.S. bankruptcy court. Since that time, we have been unable to reach an agreement with Horsehead Industries for any acquisition on terms similar to those proposed under our offer, and we are no longer pursuing this transaction at this time.

We have no negotiations ongoing with Horsehead Industries at this time. However, we might consider purchasing certain assets of Horsehead Industries that would be offered for sale in the bankruptcy process. There can be no assurance, however, that this or any other asset acquisition transaction involving Horsehead Industries will take place, and if so, the definitive terms and conditions of any such acquisition.

Any acquisition we make may result in the assumption or incurrence of debt and contingent liabilities and recognition of expenses related to goodwill and other intangible assets. In addition, any such acquisition could involve numerous risks, including difficulties in the assimilation of the operations, lines of business, services and products of the acquired companies; the diversion of management’s attention from other business concerns; and, the potential loss of key employees of the acquired company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMCO RECYCLING INC.

Dated: September 25,2003	By:	/s/ Robert R. Holian
Robert R. Holian
Senior Vice President and Controller

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release of IMCO Recycling Inc.